Filed pursuant to Rule 424(b)(3)

File No. 333-252528

CLIFFWATER ENHANCED LENDING FUND

SUPPLEMENT DATED NOVEMBER 19, 2021

TO

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

EACH DATED JUNE 14, 2021

Effective immediately, the following changes are made to the Prospectus:

The fourth paragraph under the section entitled “FUND SUMMARY – Fees and Expenses” is deleted in its entirety and replaced with the following:

The Investment Manager has contractually agreed to waive its entire management fee until July 31, 2022. The Investment Manager may reduce the amount of the waiver in the amount of any organizational and related expenses paid by the Investment Manager with respect to the Fund. The Investment Manager may not recoup waived fees.

The first footnote of the Annual Expenses table under the section entitled “FUND FEES AND EXPENSES” is deleted in its entirety and replaced with the following:

(1)	Management Fees include the Investment Management Fee paid to the Investment Manager at an annual rate of 0.95% payable monthly in arrears, accrued daily based upon the Fund’s average daily net assets. The Investment Management Fee paid to the Investment Manager will be paid out of the Fund’s assets. The Investment Management Fee is paid before giving effect to any repurchase of Shares in the Fund effective as of that date and will decrease the net profits or increase the net losses of the Fund that are credited to its Shareholders. It will be waived until July 31, 2022, as described in footnote 4, below.

The fourth footnote of the Annual Expenses table under the section entitled “FUND FEES AND EXPENSES” is deleted in its entirety and replaced with the following:

(4)	The Investment Manager has contractually agreed to waive its entire investment management fee until July 31, 2022. The Investment Manager may reduce the amount of the waiver in the amount of any organizational and related expenses paid by the Investment Manager with respect to the Fund. The investment management fees waived pursuant to this contract are not otherwise subject to recapture by the Investment Manager.

The fifth paragraph under the section entitled “FUND EXPENSES” is deleted in its entirety and replaced with the following:

The Investment Manager has contractually agreed to waive its entire management fee until July 31, 2022. The Investment Manager may reduce the amount of the waiver in the amount of any organizational and related expenses paid by the Investment Manager with respect to the Fund. The waiver agreement provides that the Investment Manager may not recoup waived fees.

Effective immediately, the following change is made to the Statement of Additional Information:

The fourth paragraph under the section entitled “INVESTMENT MANAGEMENT AND OTHER SERVICES – The Investment Manager” is deleted in its entirety and replaced with the following:

The Investment Manager has entered into a fee waiver agreement whereby the Investment Manager will waive its entire management fee with respect to the Fund until July 31, 2022. The Investment Manager may reduce the amount of the waiver in the amount of any organizational and related expenses paid by the Investment Manager with respect to the Fund. The Investment Manager may not recoup fees waived under the agreement.

* * *

PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION FOR FUTURE REFERENCE.